Exhibit 99.1

For Immediate Release	Press Release

Contact:	Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Ph: 919-313-5397
Fax: 919-313-5615
Email: raiford_garrabrant@cree.com

Cree Reports Financial Results for the Second Quarter of Fiscal 2007

Revenue of $89 Million and Diluted EPS of $0.21

DURHAM, NC, JANUARY 18, 2007 - Cree, Inc. (Nasdaq: CREE), a market-leading innovator of semiconductors that enhance the value of solid-state lighting, power and communications products, today announced revenue of $88.8 million for its fiscal second quarter ended December 24, 2006. This represents a 16% decrease compared to revenue of $105.6 million reported for the year ago period. Net income for the second quarter was $16.5 million, or $0.21 per diluted share, which includes a gain from the sale of marketable securities of $0.15 per diluted share, compared to $17.7 million or $0.23 per diluted share for the second quarter of 2006.

For the six-month period ended December 24, 2006, Cree reported revenue of $192.7 million. This represents an eight percent decrease compared to the same period in fiscal year 2006. Net income for the six-month period was $29.8 million, or $0.38 per diluted share, which includes a gain from the sale of marketable securities of $0.15 per diluted share, compared to $39.4 million, or $0.51 per diluted share for the same period last year.

“As we announced in early December, the second quarter was more challenging than we had targeted with lower LED chip sales,” stated Chuck Swoboda, Cree chairman and CEO. “Despite the challenges in the LED chip business, we continued to make progress on our strategy to expand our business by leveraging our strengths in LED chip and SiC materials technology to broaden our product line with higher-value, component level products for the emerging markets in LED lighting and power. Our new product lines delivered double-digit growth in Q2, with LED component sales increasing to more than 10% of total LED revenue for the first time. The growth in these new product lines is an important leading indicator of how we plan to grow the company over the next several years.”

Q2 Financial Highlights:

➢	Gross margin was 34% of revenue.

➢	Operating profit was 3.5% of revenue.

➢	Recognized a gain of $11.4 million on the sale of an investment and received cash proceeds of $16.7 million.

➢	The company repurchased 767,082 shares for $13.3 million, or $17.30 per share.

➢	Cash flow from operations was $18 million.

➢	Cash and investments equaled $331 million.

Recent Business Highlights:

➢
Began volume shipments of the newest white Cree XLamp® 7090 power LED, which established new benchmarks for power LED performance with luminous flux of up to 95 lumens or 85 lumens per watt at 350 mA, and up to 160 lumens at 700 mA. New customer wins have already been secured due to its brightness and efficiency.

➢
Signed a global distribution agreement with Arrow Electronics to sell Cree XLamp products. Arrow is one of the top electronic components distributors in the world, and this agreement is an important piece of our strategy to expand sales of our component products.

➢
Named Robert Pollock as Senior VP of Worldwide Sales. Mr. Pollock served most recently as a vice president of sales at Philips Lumileds and has nearly 30 years of sales and sales management experience.

➢	Expanded its patent litigation against BridgeLux with claims of infringement of U.S. Patent Nos. 6,614,056 and 6,885,036, and is seeking an injunction to stop BridgeLux’s on-going infringement.

Business Outlook:

For its third quarter of fiscal 2007, Cree currently targets revenue to be similar to the reported results for the second quarter of fiscal 2007 with earnings of $0.04 to $0.05 per diluted share.

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the second quarter fiscal 2007 results and the third quarter fiscal 2007 business outlook, including significant factors and assumptions underlying the targets noted above. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on to Cree’s website at www.cree.com and go to “Investor Relations — Overview” for webcast details. The call will be archived and available on the website through February 1, 2007.

Supplemental financial information is available in the “Investor Relations” section of Cree’s website, under “Financial Metrics,” “Quarter ending December 24, 2006” at http://www.cree.com/investor/metrics.htm.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of semiconductors that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications including exciting alternatives in brighter and more-tunable light for general illumination, backlighting for more-vivid displays, optimized power management for high-current, switch-mode power supplies and variable-speed motors, and more-effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting-fixtures makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs in all colors, LED backlighting solutions, power-switching devices and radio-frequency/wireless devices. For additional information please refer to www.cree.com.

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LED chips and packaged products; our ability to lower costs; potential changes in demand; increasing price competition in key markets; the risk that, due to the complexity of our manufacturing processes and transition of production to larger wafers, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp-up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with our recent acquisition; risks associated with on-going litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 25, 2006, and subsequent reports filed with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree, the Cree logo and XLamp are registered trademarks of Cree, Inc. EZBright and ZMP are trademarks of Cree, Inc.

CREE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	12/24/2006	12/25/2005	12/24/2006	12/25/2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product revenue	$81,522	$98,775	$178,940	$195,078
Contract revenue	7,268	6,865	13,760	13,464
Total revenue	88,790	105,640	192,700	208,542

Cost of product revenue	52,626	48,387	108,499	94,688
Cost of contract revenue	5,795	5,023	10,932	9,457
Total cost of revenue	58,421	53,410	119,431	104,145

Gross profit	30,369	52,230	73,269	104,397

Operating expenses:
Research and development	14,614	14,785	28,980	27,577
Sales, general and administrative	12,590	10,834	24,536	21,569
Impairment or loss on disposal of long-lived assets	85	132	182	700
Total operating expenses	27,289	25,751	53,698	49,846

Operating income	3,080	26,479	19,571	54,551

Non-operating income:
Gain on investments in securities	11,409	-	11,408	587
Other non-operating income	2	-	2	3
Net interest income	3,980	2,969	7,846	5,295
Income from continuing operations before income taxes	18,471	29,448	38,827	60,436

Income tax expense	2,208	9,390	9,197	17,149
Net income from continuing operations	16,263	20,058	29,630	43,287

Income (loss) from discontinued operations, net of related tax effect	216	(2,349)	139	(3,858)
Net income	$16,479	$17,709	$29,769	$39,429

Diluted earnings per share:
Income from continuing operations	$0.21	$0.26	$0.38	$0.56
Loss from discontinued operations	$-	$(0.03)	$-	$(0.05)
Net income	$0.21	$0.23	$0.38	$0.51

Weighted average shares of common
stock outstanding, basic	76,948	75,966	77,005	75,784

Weighted average shares of common
stock outstanding, diluted	78,093	77,612	78,043	77,675

CREE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	12/24/2006	6/25/2006
	(Unaudited)	(Audited)
Assets:
Current assets:
Cash, cash equivalents and short term investments	$232,214	$256,218
Accounts receivable, net	64,493	68,363
Inventory, net	48,709	29,994
Deferred income taxes	13,712	10,092
Prepaid expenses and other current assets	7,059	11,437
Assets of discontinued operations	299	394
Total current assets	366,486	376,498

Property and equipment, net	369,201	342,238
Long-term investments held to maturity	98,782	119,400
Long-term marketable securities	18,109	29,072
Intangible assets, net	39,687	30,286
Goodwill	33,506	-
Other assets	2,722	2,706
Total assets	$928,493	$900,200

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable, trade	$34,289	$23,214
Current portion of capital lease obligations	281	-
Accrued salaries and wages	8,907	8,828
Income tax payable	488	-
Other current liabilities	2,729	4,256
Liabilities of discontinued operations	553	1,092
Total current liabilities	47,247	37,390

Long term liabilities:
Deferred income taxes and contingent tax reserves	31,219	33,310
Capital lease obligations, net of current portion	791	-
Other long-term liabilities	71	-
Long term liabilities of discontinued operations	1,298	1,887
Total long term liabilities	33,379	35,197

Shareholders' Equity:
Common stock	96	96
Additional paid-in-capital	574,837	580,804
Comprehensive income	8,210	11,758
Retained earnings	264,724	234,955
Total shareholders' equity	847,867	827,613
Total liabilities and shareholders' equity	$928,493	$900,200